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Exhibit 99.2

Crossmann Communities, Inc.
and Subsidiaries

Consolidated Balance Sheet
($ in thousands)

March 31, 2002
(unaudited)
Assets
Cash and cash equivalents	$7,948
Retainages	1,807
Real estate inventories	330,889
Furniture and equipment, net	10,185
Investments in joint ventures	19,550
Goodwill, net	18,814
Other assets	34,208

Total assets	$423,401

Liabilities and shareholders' equity
Accounts payable	$14,180
Accrued expenses and other liabilities	17,275
Notes payable	117,933

Total liabilities	149,388
Commitments and contingencies
Shareholders' equity:
Common shares	55,770
Retained earnings	218,243

Total shareholders' equity	274,013

Total liabilities and shareholders' equity	$423,401

See accompanying notes.

Crossmann Communities, Inc.
and Subsidiaries

Consolidated Statements of Income (unaudited)
(in thousands, except share data)

	Three Months Ended March 31,
	2002	2001
Sales of residential real estate	$141,556	$109,770
Cost of residential real estate sold	111,220	86,784
Gross profit	30,336	22,986
Selling, general and administrative	20,725	16,588
Income from operations	9,611	6,398
Other income, net	485	1,064
Interest expense	(919)	(500)
	(434)	564
Income before income taxes	9,177	6,962
Income taxes	3,671	2,659

Net income	$5,506	$4,303

Weighted average number of common shares outstanding:
Basic	10,769	10,463
Diluted	10,830	10,655

Net income per common share:
Basic	$.51	$.41
Diluted	$.51	$.40

See accompanying notes.

Crossmann Communities, Inc.
and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
Operating activities:
Net income	$5,506	$4,303
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	525	298
Amortization	13	271
Cash provided (used) by changes in:
Retainages	(667)	(987)
Real estate inventories	8,444	(22,480)
Other assets	(3,880)	4,546
Accounts payable	(14,431)	1,680
Accrued expenses and other liabilities	(992)	337

Net cash used by operating activities	(5,482)	(12,032)
Investing activities:
Purchases of furniture and equipment	(211)	(268)
Investments in joint ventures	(4,238)	(2,858)

Net cash used by investing activities	(4,449)	(3,126)
Financing activities:
Proceeds from bank borrowings	25,275	53,265
Principal payments on bank borrowings	(25,675)	(52,135)
Net proceeds from sale of common shares	4,100	55

Net cash provided by financing activities	3,700	1,185
Net decrease in cash and cash equivalents	(6,231)	(13,973)
Cash and cash equivalents at beginning of period	14,179	17,443

Cash and cash equivalents at end of period	$7,948	$3,470

See accompanying notes.

CROSSMANN COMMUNITIES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

1)    Basis of Presentation

        Crossmann Communities, Inc. ("Crossmann" or the "Company") is engaged primarily in the development, construction, marketing and sale of new single-family homes for first-time and first move-up buyers. The Company also acquires and develops land for construction of such homes and originates mortgage loans for the buyers. The Company operates in Indianapolis, Ft. Wayne, Lafayette, Indiana; Cincinnati, Columbus and Dayton, Ohio; Lexington, Kentucky; Memphis, Tennessee; Charlotte and Raleigh, North Carolina; and in Myrtle Beach, South Carolina.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Articles 3.05 and 10 of Regulation S-X. Accordingly, the unaudited consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the consolidated financial statements have been included.

2)    Notes Payable

        Crossmann maintains a $135 million unsecured line of credit, with Bank One, Indiana, N.A. as agent. The line of credit bears interest at the bank's prime lending rate, but permits portions of the outstanding balance to be committed for fixed periods of time at a rate equal to LIBOR plus 1.45%. The credit facility matures April 1, 2004. At March 31, 2002, $59.6 million was outstanding on this line.

        The Company also had approximately $58.3 million in senior notes outstanding as of March 31, 2002. Of this total, $8.3 million was payable through 2004 at a fixed interest rate of 7.625%, payable quarterly. Crossmann had an additional $50.0 million in notes outstanding, payable through 2008 at a fixed interest rate of 7.75%, payable quarterly.

        The note agreements and the bank line of credit require compliance with certain financial and operating covenants and place certain limitations on the Company's investments in land and unconsolidated joint ventures. The agreements also restrict payments of cash dividends on the common shares by the Company.

3)    Subsequent Sale of Company

        On April 16, 2002, the stockholders of Crossmann approved the merger of Crossmann into a wholly-owned subsidiary of Beazer Homes USA, Inc. ("Beazer"), and the merger became effective on April 17, 2002.

        The aggregate merger consideration consisted of approximately $17.60 in cash per Crossmann share outstanding and .3544 of a share of Beazer common stock for each share of Crossmann stock outstanding. The closing price of Beazer's common stock on April 17, 2002 was $81.15.

        On March 18, 2002, Crossmann sent the holders of its outstanding 7.625% Senior Notes due 2004 and 7.75% Senior Notes due 2008 a notice that Crossmann had exercised its option to prepay all of such outstanding notes, for a price equal to the outstanding principal amount and accrued but unpaid interest thereon, plus a make-whole amount. The notes were prepaid on April 17, 2002. The make-whole amount was approximately $0.5 million with respect to the 7.625% Senior Notes due 2004 and $4.8 million with respect to the 7.75% Senior Notes due 2008. The Crossmann credit facility was also paid off and cancelled on April 17, 2002.

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  Exhibit 99.2
Crossmann Communities, Inc. and Subsidiaries Consolidated Balance Sheet ($ in thousands)
Crossmann Communities, Inc. and Subsidiaries Consolidated Statements of Income (unaudited) (in thousands, except share data)
Crossmann Communities, Inc. and Subsidiaries Consolidated Statements of Cash Flows (unaudited) (in thousands)
CROSSMANN COMMUNITIES, INC. AND SUBSIDIARIES Notes to Unaudited Consolidated Financial Statements